Exhibit 99.1

Vanguard Natural Resources Signs Definitive Agreement to Acquire Oil and Gas Properties in South Texas

HOUSTON--(BUSINESS WIRE)--Vanguard Natural Resources, LLC (NYSE Arca:VNR) (“Vanguard” or “Company”) today announced it has signed a definitive agreement to acquire natural gas properties in South Texas for $53.4 million ($32.04 million in cash and $21.36 million of equivalent VNR units) from an affiliate of the Lewis Energy Group (“Lewis”). The properties to be acquired have total estimated net proved reserves of 20 Bcfe as of June 1, 2008, of which approximately 98% is natural gas and 65% is proved developed. These reserves have a 1,150 Btu content. Lewis will continue to operate all of the wells acquired in this transaction and will continue to operate the undeveloped portion of the properties, which Vanguard and Lewis will jointly develop. Based on the current net daily production of approximately 3,000 Mcf the properties have a reserve to production ratio of approximately 18 years. This transaction is scheduled to close before the end of July and is subject to customary closing conditions and certain preferential rights to purchase applicable to the properties.

Upon closing, Vanguard will assume from Lewis natural gas swaps and collars based on Houston Ship Channel pricing for approximately 85% of the estimated gas production from existing producing wells for the period beginning July 2008 through December 2011. A schedule of the hedges to be acquired in this transaction is shown below. Vanguard expects to finance the cash portion of the acquisition with borrowings under its existing credit facility.

“This transaction will accomplish many things for the Company,” commented Scott W. Smith, President and CEO of Vanguard. “We expect to increase our daily gas production approximately 27% while at the same time forging a strategic relationship with Lewis Energy Group, the largest producer of natural gas in the Olmos trend with over 67,000 mcf/d of production and over 325,000 acres under lease in Webb and surrounding counties. Lewis operates over 1,050 producing wells and consistently drills 100-125 wells per year in this trend. We are looking forward to participating in the drilling of our multi-year inventory of proved undeveloped locations with the Lewis team who are unquestionably the experts in the development of this prolific natural gas trend in South Texas.”

Rodney R. Lewis, President and CEO of Lewis Energy Group, stated, “We are very excited about joining forces with Vanguard, a company that excels at evaluating and owning long-life reserves, and participating with them in the future development of proved undeveloped reserves associated with the subject properties. We look forward to a long and prosperous relationship.” Alfred G. Holcomb, who managed this transaction as VP of Special Projects for Lewis Energy Group, added, “This transaction provides strategic advantages for both parties; Lewis’s confidence in Vanguard and its management team is illustrated by its desire to take a large portion of the purchase price in VNR units.”

After closing, management will review with the Board of Directors the impact of this acquisition on distributable cash flows and anticipates recommending an increase in the quarterly distribution rate beginning with the distribution for the third quarter of 2008, which is payable in November of 2008.

Hedging Schedule

Period	Volume (Mmbtu)	Hedge	Pricing (1)

July-December 2008	527,800	Collar	$11.40-12.85
2009	970,800	Swap	$11.00
2010	843,900	Swap	$10.07
2011	762,200	Swap	$9.75

(1) All prices are Houston Ship Channel first of month index prices. The Swap prices shown for 2009-2011 are weighted average prices for the calendar year.

Vanguard Natural Resources, LLC is a publicly-traded, limited liability company focused on acquiring, producing and developing oil and natural gas properties. Vanguard’s assets consist primarily of producing and non-producing natural gas and oil reserves located in the southern portion of the Appalachian Basin and the Permian Basin.

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

CONTACT:
Vanguard Natural Resources, LLC
Investor Relations
Richard Robert, EVP and CFO, 832-327-2258
investorrelations@vnrllc.com